UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 24, 2018

PIERIS PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	001-37471	EIN 30-0784346
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
255 State Street, 9th Floor
Boston, MA 02109
United States
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: 857-246-8998

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging Growth Company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d)

On April 24, 2018, the Board of Directors (the “Board”) of Pieris Pharmaceuticals, Inc. (the “Company”), following the recommendation of the Nominating and Corporate Governance Committee of the Board, elected Ann Barbier, M.D., to the Board to serve as a Class II Director with a term expiring at the Company’s 2019 annual meeting of stockholders. Dr. Barbier is currently the Chief Medical Officer of Translate Bio. Prior to joining Translate Bio, Dr. Barbier was Vice President of Clinical Development, Rare Genetic Diseases, at Agios Pharmaceuticals, where she led the development program of a small molecule in rare benign hematological diseases. Previously, Dr. Barbier spent seven years at Shire, most recently as Global Clinical Development Lead and Senior Medical Director, where she worked on a variety of rare genetic diseases including lysosomal storage diseases and hereditary angioedema. Her prior experience includes positions at Envivo, Johnson & Johnson and Aventis. During her career, Dr. Barbier has made significant contributions to several approved products such as Elaprase® (Hunter syndrome), Aubagio® (multiple sclerosis) and Firazyr® (hereditary angioedema) and has led several investigational new drug applications for new chemical entities. Additionally, she has authored more than 50 peer-reviewed scientific articles, book chapters and invited reviews. Dr. Barbier received her M.D. and Ph.D. in pharmacology from the University of Gent, Belgium, and a Master of Science from the Free University of Brussels, Belgium. She pursued a postdoctoral fellowship at the University of Tennessee in Memphis.

In connection with Dr. Barbier's election to the Board, and pursuant to the Company’s Non-Employee Director Compensation Policy (the “Director Compensation Policy”), the Board granted to Dr. Barbier a non-statutory stock option to purchase up to 30,000 shares of the Company’s common stock. The stock option will have an exercise price per share equal to the closing price of the Company’s common stock on The Nasdaq Capital Market on April 25, 2018. The stock option will vest in equal quarterly installments at the end of each successive fiscal quarter following the date of grant, subject to Dr. Barbier's continued service as a director.

In addition, Dr. Barbier is entitled to receive an annual cash retainer of $35,000 for her service as a non-employee director of the Company pursuant to the Director Compensation Policy. Also in connection with Dr. Barbier's election to the Board, Dr. Barbier and the Company will enter into an indemnification agreement in the form the Company has entered into with certain of its other non-employee directors, which form is filed as Exhibit 10.10 to the Company’s Current Report on Form 8-K (FileNo. 333-190728) filed by the Company on December 18, 2014. Under this agreement, the Company will agree, among other things, to indemnify Dr. Barbier for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by her in any action or proceeding arising out of her service as one of the Company’s directors.

There are no arrangements or understandings between Dr. Barbier and any other person pursuant to which Dr. Barbier was appointed as a director. There are no transactions to which the Company is a party and in which Dr. Barbier has a material interest that is required to be disclosed under Item 404(a) of Regulation S-K. Dr. Barbier has not previously held any positions with the Company and has no family relations with any directors or executive officers of the Company.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1 Press Release dated April 25, 2018.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIERIS PHARMACEUTICALS, INC.

Dated: April 25, 2018	/s/ Allan Reine
Allan Reine
Chief Financial Officer